Exhibit 10 (e)

          Summary of Compensation Arrangements with Executive Officers
                             As of February 28, 2005


     The following summarizes the current compensation and benefits received by the Chief Executive Officer of Rollins, Inc. ("the Company") and the Company's other four most highly compensated executive officers (the "Named Executive Officers") as of January 1, 2005. Compensation paid or earned during fiscal 2004 will be described in the Company's 2005 Proxy Statement.

     This summary is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

     The 2005 annual base salaries for the Company's Named Executive Officers as of February 28, 2005 are as follows:

R. Randall Rollins, Chairman of the Board                                                  $720,000
Gary W. Rollins, President, Chief Executive Officer and Chief Operating Officer          $1,000,000
Michael W. Knottek, Senior Vice President and Secretary                                    $275,000
Harry J. Cynkus, Chief Financial Officer and Treasurer                                     $250,000
Glen Rollins, Vice President                                                               $450,000

Executive Bonus Plan

     All of the Named Executive Officers participate in the Company's Executive Bonus Plan program. The Executive Bonus Plan program consists of two parts, the Performance-Based Cash Incentive Bonus Plan (the "Performance Bonus Plan") and the Home Office Bonus Plan (the "Home Office Plan"), both of which are described further below. Bonus opportunities are granted annually as follows:

     o Gary W. Rollins and Glen Rollins participate in the Performance Plan only, pursuant to the terms and conditions of the Company's standard Form A of Executive Bonus Plan, a copy of which is filed with the Company's periodic reports; and

     o Michael W. Knottek and Harry J. Cynkus participate in both elements of the Executive Bonus Plan pursuant to the terms and conditions of the Company's standard Form B of Executive Bonus Plan, a copy of which is filed with the Company's periodic reports.

     Performance-Based Cash Incentive Bonus Plan (the "Performance Bonus Plan"). Bonus awards under the Performance Bonus Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 80% of base salary or $2 million per individual per year, whichever is less. Under the Performance Bonus Plan, whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals which are set in the annual Program adopted under the Performance Bonus Plan. Performance goals are measured according to one or more of the following three targeted financial measures: revenue growth, achievement of preset pretax profit targets, and pretax profit improvement over the prior year.

     Unless sooner amended or terminated by the Compensation Committee, the Performance Bonus Plan will be in place until April 22, 2008.

     Home Office Bonus Plan (the "Home Office Plan"). Messrs. Knottek and Cynkus also participate in the Company's Home Office Plan. Under the Home Office Plan, participants receive an opportunity to earn bonuses based on certain key operating initiatives and customer service survey results. The Home Office Plan is implemented through the annual grant of individual bonus opportunities as described above.

Stock Options and Other Equity Awards

     The Named Executive Officers are eligible to receive options and restricted stock under the Company's stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The Company's standard forms of option and restricted stock grant agreements are filed as material contracts with the Company's periodic reports.

Automobile Usage

     Mike Knottek and Harry Cynkus are each entitled to the use of company-leased automobiles. Both automobiles are self-insured by the Company, and they are leased for $980.35 and $909.96 per month, respectively. Messrs. Knottek and Cynkus each pay the Company $325 per month for their personal use of the automobiles.

Airplane Usage

     Messrs. Randall and Gary Rollins are entitled to use the Company's plane for personal use, subject to reimbursement to the Company at a rate of $1,000 per hour, as disclosed in the Company's annual proxy statements.

Other Benefits

     The Named Executive Officers also participate in the Company's regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. All of the Company's Named Executive Officers are party to the Company's standard Agreement to Arbitrate, which is a part of the Company's regular employee benefit programs. The Named Executive Officers are also provided with additional life insurance benefits, as well as long-term disability.